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                                                                   Exhibit 12.1

ARCH WESTERN RESOURCES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (DOLLARS IN MILLIONS, EXCEPT RATIOS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------------------------------
                                                            2004      2003     2003     2002     2001     2000     1999       1998
                                                          -------------------------------------------------------------------------
Earnings:
  Income (loss) from operations                             13,508   14,689   62,710   49,824    60,370   12,451   27,152    (5,032)
  Fixed charges net of capitalized interest                 13,076   10,494   46,157   44,256    47,003   49,466   51,926    31,000
  Amortization of capitalized interest                          28       10       75       45        40       56        -         -
                                                          -------------------------------------------------------------------------
    Earnings before taxes and combined fixed charges and
    preference dividends                                    26,612   25,193  108,942   94,125   107,413   61,973   79,078    25,968


Fixed charges:
  Interest expense                                          12,900   10,125   44,681   43,605    44,638   46,957   49,950    29,282
  Capitalized interest                                           -        -        -     (711)        -        -   (1,190)      (39)
  Dividends on preferred membership interest                    24       24       95       95        95       96       95        57
  Portions of rent which represent an interest factor          152      345    1,381    1,267     2,270    2,413    3,071     1,700
                                                          -------------------------------------------------------------------------
    Total combined fixed charges and preference dividends   13,076   10,494   46,157   44,256    47,003   49,466   51,926    31,000

  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERENCE DIVIDENDS                               2.04     2.40     2.36     2.13      2.29     1.25     1.52       (a)
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(a)  The deficiency of earnings to cover fixed charges and preference dividends was 5,032 for the year ended December 31, 1998.